UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2015

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9555 Maroon Circle, Englewood, CO		80112
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 200-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Transaction Overview.   On February 3, 2015, CSG Systems International, Inc. (“CSG”) refinanced its existing term bank debt and revolving credit agreement with a new debt arrangement with a consortium of banks.  CSG had previously refinanced this facility in November 2012, and prior to that, CSG had taken out the original credit facility in December 2010.  The key benefits of the refinanced agreement include:  (i) an increase in the tenor of the loan from November 2017 to February 2020; (ii) a $100 million increase in the amount of the revolving loan facility; (iii) a reduction in the interest rate and other fees; and (iv) financial and other restrictive covenants that are better or equal to that of the existing agreement.  The new debt agreement increased CSG’s liquidity and capital resources position by $130 million.

Transaction Details.  On February 3, 2015, CSG entered into the second amended and restated $350 million credit agreement (the “2015 Credit Agreement”) with RBC Capital Markets, Wells Fargo Securities, LLC, HSBC Bank USA, National Association, BBVA and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookmanagers; Wells Fargo Bank, National Association, as Syndication Agent; HSBC Bank USA, National Association, BBVA Compass and Bank of America, N.A., as Co-Documentation Agents; Royal Bank of Canada, as administrative agent and collateral agent; and Royal Bank of Canada, as issuing bank and swingline lender.  The 2015 Credit Agreement replaced the credit agreement that CSG entered into in November 2012 (the “2012 Credit Agreement”).

The 2015 Credit Agreement provides borrowings in the form of:  (i) a $150 million aggregate principal five-year term loan (the “2015 Term Loan”); and (ii) a $200 million aggregate principal five-year revolving loan facility (the “2015 Revolver”).  With the $150 million proceeds from the 2015 Term Loan, CSG repaid the outstanding $120 million balance of the term loan under the 2012 Credit Agreement, resulting in a net increase of available cash by $30 million, a portion of which was used to pay certain fees and expenses in connection with the refinancing, and the remainder of which will be used for general corporate purposes.

The interest rates under the 2015 Credit Agreement are based upon CSG’s choice of an adjusted LIBOR rate plus an applicable margin of 1.75% - 2.75%, or an alternate base rate plus an applicable margin of 0.75% -1.75%, with the applicable margin, depending on CSG’s then-net secured total leverage ratio.  CSG will pay a commitment fee of 0.250% - 0.375% of the average daily unused amount of the 2015 Revolver, with the commitment fee rate also dependent upon CSG’s then-net secured total leverage ratio.  At the inception of the 2015 Credit Agreement, the interest rate on the 2015 Term Loan will be adjusted LIBOR plus 1.75% (an improvement of 0.25% over the current interest level), and the commitment fee on the unused revolver will be 0.25% (an improvement of 0.125% over the current fee).

The 2015 Credit Agreement includes mandatory repayments of the aggregate principal amount of the 2015 Term Loan (payable quarterly) for the first, second, third, fourth, and fifth years, with the remaining principal balance due at maturity.  The 2015 Credit Agreement has no prepayment penalties and requires mandatory repayments under certain circumstances, including:  (i) asset sales or casualty proceeds; and (ii) proceeds of debt or preferred stock issuances.

The 2015 Credit Agreement contains customary affirmative covenants.  In addition, the 2015 Credit Agreement has customary negative covenants that places limits on CSG’s ability to:  (i) incur additional indebtedness; (ii) create liens on its property; (iii) make investments; (iv) enter into mergers and consolidations; (v) sell assets; (vi) declare dividends or repurchase shares; (vii) engage in certain transactions with affiliates; and (viii) prepay certain indebtedness; and (ix) issue capital stock of subsidiaries.  CSG must also meet certain financial covenants to include:  (i) a maximum total leverage ratio; (ii) a maximum secured leverage ratio; (iii) a minimum interest coverage ratio; and (iv) a limitation on capital expenditures.

In conjunction with the 2012 Credit Agreement, CSG entered into a security agreement in favor of a financial institution as collateral agent (the “Security Agreement”).  The Security Agreement remains in effect in connection with the 2015 Credit Agreement, with Royal Bank of Canada as the collateral agent.  Under the Security Agreement and 2015 Credit Agreement, all of CSG’s domestic subsidiaries have guaranteed its obligations, and CSG and such subsidiaries have pledged substantially all of its assets to secure the obligations under the 2015 Credit Agreement and such guarantees.

The 2015 Credit Agreement will be filed with CSG’s Annual Report on Form 10-K for the year ended December 31, 2014.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01”, Entry into a Material Definitive Agreement, is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 4, 2015

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Rolland B. Johns
Rolland B. Johns,
Chief Accounting Officer

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